UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23593	94-3221585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA		20166
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (703) 948-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) VeriSign, Inc. (the “Company”) and Christine C. Brennan entered into a Separation & General Release of Claims Agreement (the “Agreement”) effective as of July 13, 2011, subject to Ms. Brennan’s right of revocation within seven days following execution of the Agreement, in connection with the Company’s determination that Ms. Brennan would be leaving the Company effective July 1, 2011.

Pursuant to the terms of the Agreement, in return for Ms. Brennan’s general release of claims against the Company, including to any compensation, equity awards or any other monetary recovery (other than as provided in the Agreement) and compliance with certain non-disparagement, confidentiality and cooperation obligations, Ms. Brennan will receive cash separation payments in the aggregate amount of $485,523.19, which is equal to $375,000 for severance, $13,130.04 for medical insurance replacement, $3,900.00 for life insurance replacement, and $93,493.15 for the 2011 pro-rated target bonus amount. Ms. Brennan will also receive acceleration of 25% of her unvested stock options that have a per share exercise price less than the closing price of the Company’s common stock on the date the Company notified her of its determination and unvested restricted stock units.

A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report for the quarter ended June 30, 2011, and the above description is a summary and is subject to the terms as set forth in their entirety in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: July 18, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary